Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman / Scott Eckstein 212.477.8438 / 212.477.8261 lberman@igbir.com / seckstein@igbir.com

Compass Diversified Holdings Reports
Fourth Quarter and Full Year 2016 Financial Results

Completes Accretive Platform Acquisition of 5.11 Tactical® and
Four Accretive Add-On Acquisitions During 2016

Westport, Conn., March 1, 2017 - Compass Diversified Holdings (NYSE: CODI) (“CODI,” “we,” “our” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three and twelve months ended December 31, 2016.

Fourth Quarter 2016 Highlights

•
Generated Cash Provided by Operating Activities of $50.8 million for the fourth quarter of 2016 and $111.4 million for the full year 2016, and Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $24.6 million for the fourth quarter of 2016 and $76.4 million for the full year 2016;

•	Reported net income of $2.0 million for the fourth quarter of 2016 and $56.5 million for the full year 2016;

•	Paid a fourth quarter 2016 cash distribution of $0.36 per share in January 2017, bringing cumulative distributions paid to $14.6352 per share since CODI’s IPO in May of 2006;

•	Sold a total of 3,500,000 shares of Fox Factory Holding Corp. (“FOX”) common stock, with total net proceeds of $71.8 million while retaining approximately 14% ownership of FOX;

•	Completed a 5,600,000 share offering in December 2016; and

•	Subsequent to year end, appointed Sally McCoy to the Company’s Board of Directors.

“Our niche industrial and branded consumer businesses generated solid levels of cash flow for the fourth quarter and full year 2016,” stated Alan Offenberg, CEO of Compass Diversified Holdings. “Results at our

Sterno Products, ERGObaby, Manitoba Harvest and 5.11 subsidiaries were especially strong during the fourth quarter, with each reporting year-over-year, double-digit revenue and EBITDA growth.”

Mr. Offenberg added, “In 2016, we capitalized on market opportunities with the accretive, platform acquisition of 5.11, whose industry leadership, broad customer base and product line make it a welcome addition to the CODI family. We are excited about the company’s strong growth prospects and look forward to working with 5.11 as it expands its consumer penetration worldwide. During 2016, we also continued to reinvest in our current subsidiaries by completing two add-on acquisitions for Clean Earth and acquisitions at Sterno Products and ERGObaby. Additionally, we continued to strengthen our balance sheet, realizing $182.5 million in proceeds from partially monetizing our interest in FOX, increasing the gains we have achieved for shareholders to approximately $650 million. We also completed a 5.6 million share offering, generating $99.7 million in net proceeds. Moving ahead, CODI is well positioned to build value and support distributions for our shareholders and to pursue compelling acquisition opportunities.”

Operating Results
For the quarter ended December 31, 2016, CODI generated Cash Provided by Operating Activities of $50.8 million, as compared to Cash Provided by Operating Activities of $38.1 million for the quarter ended December 31, 2015. CODI reported Cash Flow (see Note Regarding Use of Non-GAAP Financial Measures below) of $24.6 million for the quarter ended December 31, 2016, as compared to $16.1 million for the prior year’s comparable quarter. CODI’s weighted average number of shares outstanding for the quarters ended December 31, 2016 and December 31, 2015 were 55.5 million and 54.3 million, respectively.

Cash Flow for the fourth quarter of 2016 reflects year-over-year earnings growth in the Company’s Advanced Circuits, Sterno Products, ERGObaby, Manitoba Harvest and 5.11 businesses, offset by declines at the Company’s other businesses.

For the year ended December 31, 2016, CODI generated Cash Provided by Operating Activities of $111.4 million, as compared to Cash Provided by Operating Activities of $84.5 million for the year ended December 31, 2015. CODI reported Cash Flow of $76.4 million for the year ended December 31, 2016, as compared to $82.4 million for the year ended December 31, 2015. CODI's weighted average number of shares outstanding for the twelve month period ended December 31, 2016 was approximately 54.6 million, as compared to approximately 54.3 million for the twelve month period ended December 31, 2015.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, Cash Flow excludes the gains from monetizing interests in CODI’s subsidiaries, which have totaled approximately $650 million since going public in 2006.

Net income for the quarter ended December 31, 2016 was $2.0 million, as compared to net loss of $1.5 million for the quarter ended December 31, 2015. During the fourth quarter of 2016 and 2015, CODI’s investment in FOX increased by$15.8 million and decreased by $5.0 million, respectively. In addition, during the fourth quarter, CODI recorded a $16.0 million impairment of goodwill at its Arnold subsidiary.

For the year ended December 31, 2016, CODI reported net income of $56.5 million, primarily as a result of a $74.5 million gain on CODI’s investment in FOX. This compared to net income of $165.8 million for the year ended December 31, 2015, primarily as a result of the gain on the sale of CamelBak.

Liquidity and Capital Resources
As of December 31, 2016, CODI had approximately $39.8 million in cash and cash equivalents, $565.7 million outstanding on its term loan facility and $4.4 million in borrowings under its revolving credit facility.

The Company has no significant debt maturities until 2019 and had net borrowing availability of $541.2 million at December 31, 2016 under its revolving credit facility. In addition, the Company’s investment in its former subsidiary FOX is valued at $141.8 million at December 31, 2016.

In December 2016, CODI completed a public offering of 5.6 million trust shares. CODI raised approximately $99.7 million of net proceeds from the offering, which was used to repay a portion of the outstanding balance of its revolving credit facility.

Fourth Quarter 2016 Distribution
On January 5, 2017, CODI’s Board of Directors declared a fourth quarter distribution of $0.36 per share. The cash distribution was paid on January 26, 2017 to all holders of record as of January 19, 2017. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $14.6352 per share.

Conference Call
Management will host a conference call on Thursday, March 2, 2017 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (855) 212-2368 and the dial-in number for international callers is (315) 625-6886. The access code for all callers is 60500138. A live webcast will also be available on the Company's website at www.compassdiversifiedholdings.com.

A replay of the call will be available through March 9, 2017. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 60500138.

Note Regarding Use of Non-GAAP Financial Measures
CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the attached schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our eight majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built tactical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design and marketing of wearable baby carriers, strollers and related products (ERGObaby);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest); and

•	The manufacture and marketing of portable food warming fuels and creative ambience solutions for the hospitality and consumer markets (Sterno Products).

In addition, we own approximately 14% of the common stock of Fox Factory Holding Corp. (“FOX”, Nasdaq: FOXF), a former subsidiary business that completed its initial public offering in August 2013. FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2016 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2016	2015
(in thousands)
Assets
Current assets
Cash and cash equivalents	$39,772	$85,240
Accounts receivable, net	181,191	105,910
Inventories	212,984	59,905
Prepaid expenses and other current assets	18,872	21,536
Current assets of discontinued operations	—	18,772
Total current assets	452,819	291,363
Property, plant and equipment, net	142,370	115,948
Investment	141,767	249,747
Goodwill and intangible assets, net	1,030,848	741,342
Other non-current assets	9,351	9,819
Non-current assets of discontinued operations	—	12,823
Total assets	$1,777,155	$1,421,042

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$152,553	$89,907
Due to related parties	20,848	5,863
Current portion, long-term debt	5,685	3,250
Other current liabilities	23,435	9,004
Current liabilities off discontinued operations	—	8,455
Total current liabilities	202,521	116,479
Deferred income taxes	110,838	103,635
Long-term debt	551,652	308,639
Other non-current liabilities	17,600	18,960
Non-current liabilities of discontinued operations	—	110
Total liabilities	882,611	547,823
Stockholders' equity
Total stockholders' equity attributable to Holdings	856,405	826,084
Noncontrolling interests	38,139	46,219
Noncontrolling interests of discontinued operations	—	916
Total stockholders' equity	894,544	873,219
Total liabilities and stockholders’ equity	$1,777,155	$1,421,042

Compass Diversified Holdings Condensed Consolidated Statements of Operations

	Three Months Ended		Year Ended
(in thousands, except per share data)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Net sales	$318,561	$199,531	$978,309	$727,978
Cost of sales	215,195	131,753	651,739	487,242
Gross profit	103,366	67,778	326,570	240,736
Operating expenses:
Selling, general and administrative expense	77,128	38,014	217,830	136,399
Management fees	8,012	6,061	29,406	25,658
Amortization expense	11,103	7,306	35,069	28,761
Loss on disposal/ impairment expense	17,990	—	25,204	—
Operating income (loss)	(10,867)	16,397	19,061	49,918
Other income (expense):
Interest expense, net	(1,447)	(1,877)	(24,651)	(25,924)
Gain (loss) on equity method investment	15,810	(4,985)	74,490	4,533
Amortization of debt issuance costs	(936)	(561)	(2,763)	(2,212)
Other income (expense), net	(1,067)	(1,340)	(2,919)	(2,323)
Income from continuing operations before income taxes	1,493	7,634	63,218	23,992
Provision (benefit) for income taxes	(309)	5,795	9,469	15,001
Net income from continuing operations	1,802	1,839	53,749	8,991
Income (loss) from discontinued operations, net of tax	—	(2,098)	473	6,981
Gain (loss) on sale of discontinued operations, net of tax	174	(1,277)	2,308	149,798
Net income (loss)	1,976	(1,536)	56,530	165,770
Less: Income from continuing operations attributable to noncontrolling interest	212	1,127	1,961	5,133
Less: Loss from discontinued operations attributable to noncontrolling interest	—	(446)	(116)	(1,201)
Net income (loss) attributable to Holdings	$1,764	$(2,217)	$54,685	$161,838

Basic and fully diluted income (loss) per share
Continuing operations	$(0.14)	$(0.34)	$0.46	$(0.30)
Discontinued operations	—	(0.05)	0.05	2.91
	$(0.14)	$(0.39)	$0.51	$2.61

Basic and fully diluted weighted average number of shares outstanding	55,457	54,300	54,591	54,300

Cash distributions declared per share	$0.36	$0.36	$1.44	$1.44

Compass Diversified Holdings Summarized Statement of Cash Flows

	Year Ended
(in thousands)	December 31, 2016	December 31, 2015
Net cash provided by operating activities	$111,372	$84,548
Net cash (used in) provided by investing activities	(363,021)	233,880
Net cash provided by (used in) financing activities	208,726	(254,357)
Effect of foreign currency on cash	(3,174)	(1,905)
Net (decrease) increase in cash and cash equivalents	(46,097)	62,166
Cash and cash equivalents — beginning of period	85,869	23,703
Cash and cash equivalents — end of period	$39,772	$85,869

Compass Diversified Holdings Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (unaudited)

	Three Months Ended		Year Ended
(in thousands)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income (loss)	$1,976	$(1,536)	$56,530	$165,770
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	33,433	13,329	87,405	63,072
Loss on disposal/ impairment expense	17,990	—	25,204	9,165
(Gain) loss on sale of businesses, net	(173)	1,277	(2,308)	(149,798)
Amortization of debt issuance costs and original issue discount	1,202	729	3,565	2,883
Unrealized (gain) loss on derivatives	(6,783)	(2,382)	1,539	5,662
(Gain) loss on equity method investment	(15,810)	4,985	(74,490)	(4,533)
Noncontrolling stockholders charges	1,370	1,110	4,382	3,737
Excess tax benefit on stock compensation	(797)	—	(1,163)	—
Other	1,485	(290)	1,893	34
Deferred taxes	(5,390)	732	(9,669)	(3,131)
Changes in operating assets and liabilities	22,275	20,123	18,484	(8,313)
Net cash provided by operating activities	50,778	38,077	111,372	84,548
Plus:
Unused fee on revolving credit facility (1)	591	550	1,947	1,612
Successful acquisition costs	—	700	3,888	1,826
Integration services fee (2)	875	250	1,667	3,500
Realized loss from foreign currency effect (3)	1,069	1,264	—	2,561
Excess tax benefit on stock compensation	797	—	1,163	—
Earnout provision adjustment	394	—	394	—
Changes in operating assets and liabilities	—	—	—	8,313
Other	177	409	421	200
Less:
Maintenance capital expenditures (4)	6,619	4,509	20,363	18,194
Payment on swap	1,189	505	4,303	2,007
Changes in operating assets and liabilities	22,275	20,123	18,484	—
Realized gain from foreign currency effect (3)	—	—	1,327	—
Estimated cash flow available for distribution and reinvestment	$24,598	$16,113	$76,375	$82,359

Distribution paid in April 2016/2015	$—	$—	$19,548	$19,548
Distribution paid in July 2016/ 2015	—	—	19,548	19,548
Distribution paid in October 2016/ 2015	—	—	19,548	19,548
Distribution paid in January 2017/ 2016	21,564	19,548	21,564	19,548
	$21,564	$19,548	$80,208	$78,192

(1)	Represents the commitment fee on the unused portion of the Revolving Credit Facility.

(2)	Represents fees paid by newly acquired companies to the Manager for integration services performed during the first year of ownership, payable quarterly.

(3)	Reflects the foreign currency transaction gain/ loss resulting from the Canadian dollar intercompany loans issued to Manitoba Harvest.

(4)
Excludes growth capital expenditures of approximately $2.1 million for the three months ended December 31, 2016, and $3.4 million and $1.0 million for the years ended December 31, 2016 and 2015, respectively.